                                    [LOGO]

                           25 Green Mountain Drive
                                 P.O. Box 850
                       South Burlington, Vermont 05402

                                                                April 15, 1996

To Our Shareholders:

   You are cordially invited to attend the Annual Meeting of Shareholders of Green Mountain Power Corporation, which will be held at the headquarters building, 25 Green Mountain Drive, South Burlington, Vermont, on Thursday, May 16, 1996, at 10:00 a.m., EDST. The accompanying Notice of Meeting and Proxy Statement describe the matters to be acted on at the Meeting.

   For  your   convenience,   a  map  showing  the  location  of  the  corporate
headquarters is printed on the reverse side of this letter.

   Regardless of the number of shares you own, it is important that your shares be represented at the Meeting. We hope that you will be able to attend personally and urge you to do so if it is at all possible. In any event, we ask that you sign and complete the enclosed proxy and return it to us promptly. If you are able to attend the Meeting, you may revoke the proxy at that time and vote your shares personally. If for any reason you are not able to attend the Meeting, your signed proxy will assure proper representation of your ownership interests in Green Mountain Power Corporation.

   We urge you to read the accompanying materials carefully before voting on the matters to be considered at the Meeting.

   Commencing at 9:00 a.m., prior to the Meeting, refreshments will be served. You are encouraged to arrive in sufficient time to complete registration before the Meeting convenes at 10:00 a.m. Following the Meeting, you are invited to attend a picnic lunch to be served on the lawn at the headquarters building.

   To help us to plan for the Meeting and lunch, we would appreciate your completing the enclosed reply card and returning it to us.

   Thank you for your continued interest in Green Mountain Power Corporation.

                                             Sincerely,


                                             DOUGLAS G. HYDE
                                             President and
                                             Chief Executive Officer

                                       MAP

                                     [LOGO]
                             25 Green Mountain Drive
                                  P.O. Box 850
                         South Burlington, Vermont 05402

                                NOTICE OF MEETING

To the Shareholders of
 Green Mountain Power Corporation:

   Notice is hereby given that the Annual Meeting of the Shareholders of Green Mountain Power Corporation will be held at the headquarters building, 25 Green Mountain Drive, South Burlington, Vermont, on Thursday, May 16, 1996, at 10:00 o'clock in the forenoon (Eastern Daylight Savings Time), for the following purposes:

Item 1. To elect four Class I Directors to serve until the Annual Meeting of Shareholders in 1999; and

Item 2. To vote on such other matters as may properly come before the Meeting and any and all adjournments thereof;

all as set forth in the Proxy Statement accompanying this notice.

   Only holders of record of Common Stock as shown on the stock transfer books of Green Mountain Power Corporation at the close of business on March 28, 1996, will be entitled to vote at the Meeting or any adjournments thereof.

                                   By Order of the Board of Directors,
                                            DONNA S. LAFFAN
                                               Secretary

Date: April 15, 1996

                                  IMPORTANT

If you cannot be present and desire to have your stock voted at the Meeting, please MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY in the envelope provided.

                               PROXY STATEMENT
                       GREEN MOUNTAIN POWER CORPORATION
                           25 Green Mountain Drive
                                 P.O. BOX 850
                       South Burlington, Vermont 05402
                        ANNUAL MEETING OF SHAREHOLDERS
                                 May 16, 1996

                                                                April 15, 1996

                            PROXY AND SOLICITATION

   The accompanying proxy is solicited on behalf of the Board of Directors of Green Mountain Power Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 16, 1996, and at any and all adjournments thereof. This proxy statement and the accompanying form of proxy are being sent to the shareholders on or about April 15, 1996.

   The cost of soliciting proxies by the Board of Directors will be borne by the Company, including the charges and expenses of brokers and others for sending proxy material to beneficial owners of Common Stock. In addition to the use of the mails, proxies may be solicited by personal interview, by telephone or by telegraph by certain of the Company's employees without compensation therefor. The Company has retained Morrow & Co. to assist in the solicitation of proxies at an estimated cost of $5,000, plus reimbursement of reasonable out-of-pocket expenses.

   Shareholders who execute proxies retain the right to revoke them by notifying the Corporate Secretary by mail at the above address or in person at the Annual Meeting before they are voted. A proxy in the accompanying form when it is returned properly executed will be voted at the Annual Meeting in accordance with the instructions given, and if no instructions are given, the proxy will be voted in accordance with the recommendation of the Board of Directors.

                     STOCK OUTSTANDING AND VOTING RIGHTS

   On March 28, 1996, the record date for the Annual Meeting, the Company had outstanding 4,852,820 shares of Common Stock (excluding 15,856 of such shares held by the Company as Treasury Stock), which is the only class of stock entitled to vote at the Annual Meeting. Each holder of record of Common Stock on the record date is entitled to one vote for each share of Common Stock so held.

   The affirmative vote by the holders of a majority of the shares represented at the Annual Meeting is required for the election of Class I Directors (Item 1 herein).

   Abstentions and broker non-votes (when shares are represented at the Annual Meeting by a proxy specifically conferring only limited authority to vote on particular matters) will not be counted as votes in favor of or opposed to Item 1.

   The shares of Common Stock represented by each properly executed proxy received by the Board of Directors will be voted at the Annual Meeting in accordance with the instructions specified therein. If no instructions are specified, such shares of Common Stock will be voted FOR the election of nominees for Class I Directors (Item 1 herein). The Board of Directors knows of no other business to come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, or any adjournment thereof, the persons voting the proxies will vote them in accordance with their best judgment. Any proxy may be revoked by notifying the Secretary of the Company in writing at any time prior to the voting of the proxy.

                  SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERS AND MANAGEMENT

   To the knowledge of the Company, no person owned beneficially more than 5% of the outstanding Common Stock of the Company on March 28, 1996.

   The following table sets forth, as of March 28, 1996, information relating to the ownership of the Company's Common Stock by each Director, by each of the Executive Officers named in the Summary Compensation Table and by all Directors and Executive Officers as a group.

                                                                  COMMON STOCK
                                                               BENEFICIALLY OWNED
                                                                      (1)
                                                             ---------------------
Robert E. Boardman.........................................         1,392
Nordahl L Brue.............................................         2,926 (2)
William H. Bruett..........................................         2,000
Merrill O. Burns...........................................         1,776
Lorraine E. Chickering.....................................           256
John V. Cleary.............................................         2,306
Richard I. Fricke..........................................         2,900 (3)
Douglas G. Hyde............................................        10,130 (4)
Euclid A. Irving...........................................           619
Martin L Johnson...........................................         1,155
Ruth W. Page...............................................         1,100 (5)
Thomas P. Salmon...........................................         1,135
Christopher L. Dutton......................................         2,950 (6)
Edwin M. Norse.............................................         1,829
A. Norman Terreri..........................................         5,340 (7)
Stephen C. Terry...........................................         2,260 (8)
All directors and Executive Officers as a group (26
persons)...................................................        52,923

(1) Each listed individual exercises sole voting and investment power over all of the shares of Common Stock beneficially owned, except as noted herein below. As of March 28, 1996, no Director, nominee or listed Executive Officer owned beneficially as much as 1% of the Company's outstanding Common Stock.

(2) Mr. Brue owns 2,777 of these shares directly. The remaining 149 shares are owned by Mr. Brue's children for whom Mr. Brue serves as custodian; Mr. Brue disclaims any other beneficial interest in the 149 shares owned by his children.

(3) Mr. Fricke owns 2,500 of these shares directly. His wife owns the remaining 400 of these shares; Mr. Fricke disclaims any other beneficial interest in the 400 shares owned by his wife.

(4) Mr. Hyde owns 9,730 of these shares directly. His wife owns the remaining 400 of these shares; Mr. Hyde disclaims any other beneficial interest in the 400 shares owned by his wife.

(5) Mrs. Page owns 900 of these shares directly. Her husband owns the remaining 200 of these shares; Mrs. Page disclaims any other beneficial interest in the 200 shares owned by her husband.

(6) Mr. Dutton owns 2,878 of these shares directly. The remaining 72 shares are owned by Mr. Dutton's children for whom Mr. Dutton's wife serves as custodian; Mr. Dutton disclaims any other beneficial interest in the 72 shares owned by his children.

(7) Mr. Terreri owns 4,966 these shares directly. His wife owns the remaining 374 of these shares; Mr. Terreri disclaims any other beneficial interest in the 374 shares owned by his wife.

(8) Mr. Terry owns 2,230 of these shares directly. His wife owns the remaining 30 of these shares; Mr. Terry disclaims any other beneficial interest in the 30 shares owned by his wife.

   As of March 28, 1996, all Directors and Executive Officers of the Company as a group (consisting of 26 persons) beneficially owned an aggregate of 52,923 shares (or approximately 1.1% of the outstanding shares) of Common Stock.

                 COMPLIANCE WITH THE SECURITIES EXCHANGE ACT

   The Company's Directors and Executive Officers are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on a review of those reports and written representations from the Directors and Executive Officers, the Company believes that during 1995 all requirements applicable to Directors and Executive Officers have been complied with.

                        ITEM 1. ELECTION OF DIRECTORS

   The Board of Directors of the Company is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of Directors in Class I expires at the 1996 Annual Meeting. The Board of Directors proposes that the nominees described below, all of whom are currently serving as Class I Directors, be elected to Class I for a new term of three years and until their successors are duly elected and qualified. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a Director, and if the Board of Directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors.

   Directors will be elected by a majority of the votes cast at the Annual Meeting. If elected, all nominees are expected to serve until the 1999 Annual Meeting and until their successors are duly elected and qualified.

                                   CLASS I
               NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                           (Term Expiring in 1999)

                                                                                              Director
                                                                                               Since
                                                                                            -----------
William H. Bruett       Senior  Vice   President,   Group  Product   Manager  of               1986
                        Painewebber, Inc.; Director of Painewebber Trust Co. and
                        Chairman of Painewebber International Bank LTD., London,
                        Subsidiaries  of Painewebber  Group,  Inc.,  since 1990;
                        President,  Chief  Executive  Officer  and  Director  of
                        Chittenden  Corporation and of Chittenden  Trust Company
                        from 1984 to 1990. (52)

Richard I. Fricke       Director  Emeritus of National Life  Insurance  Company;               1984
                        Director of Sentinel  Group Funds,  Inc. and of Sentinel
                        Pennsylvania  Tax-Free  Fund,  Inc.  from  1977 to 1995,
                        Chairman   from  1977  to  1983;   President  and  Chief
                        Executive  Officer of the Bank of  Vermont  from 1987 to
                        1989;  Retired Chairman of the Board and Chief Executive
                        Officer of National Life  Insurance  Company;  Fellow of
                        the  American  Bar  Foundation;  Member  of the Board of
                        Overseers, Middlebury College, of the Cornell University
                        Council and of the Cornell Law School Advisory  Council.
                        (74)

Martin L. Johnson       President  of The  Johnson  Company  (environmental  and               1991
                        engineering  consultants)  since 1978;  Secretary of the
                        State of Vermont  Agency of  Environmental  Conservation
                        from 1973 to 1978. (68)

                                        3

Thomas P. Salmon        Chairman  of  the  Board  of  the  Company  since  1983;               1978
                        President  of the  University  of  Vermont  since  1993;
                        Interim President of the University of Vermont from 1991
                        to 1993; On leave from Salmon and  Nostrand,  Attorneys,
                        Bellows Falls, Vermont; Governor of the State of Vermont
                        from 1973 to 1977;  Director of Vermont  Electric  Power
                        Company,  Inc., of National Life Insurance  Company,  of
                        Union Mutual  Insurance  Company and of BankNorth Group,
                        Inc. (63)

                                    CLASS II
                         DIRECTORS CONTINUING IN OFFICE
                            (Term Expiring in 1997)

Robert E. Boardman      Chairman  of  Hickok  and  Boardman,   Inc.   (insurance                1974
                        agency);   Director  of  Key  Bank,   of  National  Life
                        Insurance  Company  and of Mount  Mansfield  Corporation
                        (recreation); Trustee of Lake Champlain Maritime Museum.
                        (63)

Merrill O. Burns        Senior   Vice   President   and   Executive    Corporate                1988
                        Development Officer, BankAmerica Corporation since 1991;
                        President    and    Managing    Director,    BankAmerica
                        International from 1988 to 1991. (49)

Douglas G. Hyde         President,  Chief Executive  Officer and Chairman of the                1986
                        Executive Committee of the Company since 1993; Executive
                        Vice  President  and  Chief  Operating  Officer  of  the
                        Company from 1989 to 1993; Executive Vice President from
                        1986 to 1989;  Director of Vermont  Yankee Nuclear Power
                        Corporation, of Vermont Electric Power Company, Inc., of
                        Edison   Electric   Institute,   of   Vermont   Business
                        Roundtable, and of Howard Bank. (53)


Ruth W. Page            Writer, Editor and Radio Commentator; past member of the                1985
                        Northeast Energy Council of the United States Department
                        of Energy. (75)

                                    CLASS III
                         DIRECTORS CONTINUING IN OFFICE
                             (Term Expiring in 1998)

Nordahl L. Brue         Chairman  of   Bruegger's   Corporation   (quick-service                1992
                        restaurants);  Chairman of the  Executive  Committee  of
                        Waterbury  Holdings,  LLC (specialty food  manufacturing
                        and  distribution  business);   Principal  of  Champlain
                        Management  Services,  Inc. (real estate development and
                        management  enterprises);  Director of BankNorth  Group,
                        Inc.;  Stockholder,  Sheehey Brue Gray & Furlong,  P.C.,
                        Attorneys,  Burlington, Vermont; Director and Officer of
                        Vermont  Business  Roundtable;  Member of the Governor's
                        Council of Economic Advisors. (51)



                                        4

Lorraine E. Chickering  President  of  Public  and  Operator  Services  of  Bell                1994
                        Atlantic   Corporation   since  1993;   Vice  President,
                        Quality, and Vice President,  Operations and Engineering
                        of  Chesapeake   and  Potomac   Telephone   Company,   a
                        subsidiary  of Bell Atlantic  Corporation,  from 1991 to
                        1993; Assistant Vice President,  Marketing Operations of
                        Bell Atlantic Corporation from 1989 to 1991. (45)


John V. Cleary          Retired  Chief  Executive  Officer and  President of the                1980
                        Company; Chief Executive Officer, President and Chairman
                        of the  Executive  Committee of the Company from 1983 to
                        1993. (67)

Euclid A. Irving        Partner, Paul, Hastings,  Janofsky & Walker,  Attorneys,                1993
                        New York,  New York,  since  1990;  Partner,  Mudge Rose
                        Guthrie  Alexander & Ferdon,  Attorneys,  New York,  New
                        York from 1984 to 1990. (43)


                     BOARD COMPENSATION, OTHER RELATIONSHIPS
                             MEETINGS AND COMMITTEES


Compensation

   During 1995, each Director of the Company, except the President, earned an annual fee of $9,500 for service as a Director. In addition to the annual fee, the Chairman of the Board earned $22,500 for service as Chairman of the Board in 1995. The President was not paid any fees for service as a Director. The Chairmen of the Audit, Compensation, Nominating, Special Issues and Subsidiaries Oversight Committees earned annual fees of $2,500 each for service in such capacity. The President, who is Chairman of the Executive Committee, was not paid any fee for service in such capacity. For attendance at meetings of the Board of Directors and of all committees of the Board, Directors other than the President earned $650 for each meeting attended in person (plus $350 for any meeting that occurred on the same day as another meeting) and $350 for participation by means of conference telephone. Travel and lodging expenses incurred by Directors attending Board or committee meetings are paid by the Company. The Company also maintains a Deferred Compensation Plan for Directors pursuant to which Directors may defer receipt of all or part of the fees otherwise payable to them for service as Directors.

Other Relationships

   Mr. Nordahl L. Brue, a Director of the Company, is a stockholder in the law firm of Sheehey Brue Gray & Furlong, P.C. In prior years, the Company has retained the services of Sheehey Brue Gray & Furlong, P.C. as special counsel and has retained Sheehey Brue Gray & Furlong, P.C. to represent the Company in certain matters during 1996. The Company paid Sheehey Brue Gray & Furlong, P.C. $156,236 for legal services rendered in 1995.

Meetings of the Board

   During 1995, the Board of Directors held seven regular meetings and one special meeting. During such year, no Director attended less than 86% of the aggregate number of meetings of the Board of Directors and the committees on which such Director served.

Committees of the Board

   The Board of Directors has six standing committees, an Executive Committee, an Audit Committee, a Nominating Committee, a Compensation Committee, a Special Issues Committee and a Subsidiaries Oversight Committee. Members of the Committees are appointed annually by the Board of Directors.

   The Executive Committee is vested with the powers of the Board of Directors in the management of the current and ordinary business of the Company, except as otherwise provided by law. The present members of the Executive Committee are Douglas G. Hyde, Chairman, William H. Bruett, Merrill O. Burns, John V. Cleary, Richard I. Fricke and Thomas P. Salmon. During 1995, the Executive Committee did not meet.

   The Audit Committee annually recommends to the Board of Directors the appointment of independent public accountants of the Company, reviews the scope of audits and receives, reviews and takes action deemed appropriate with respect to audit reports submitted and other audit matters. The present members of the Audit Committee are Richard I. Fricke, Chairman, William H. Bruett, Merrill O. Burns, Lorraine E. Chickering, Euclid A. Irving, Martin L. Johnson and Ruth W. Page. The Audit Committee met twice during 1995.

   The function of the Nominating Committee is to recommend to the Board of Directors persons selected by the Committee for nomination to the Board of Directors. The Committee also reviews the Company's organizational plans and activities to assure the development and continuity of management leadership. The present members of the Nominating Committee are William H. Bruett, Chairman, Nordahl L. Brue, John V. Cleary, Douglas G. Hyde, Martin L. Johnson, Ruth W. Page and Thomas P. Salmon. This Committee met once during 1995. The Nominating Committee will consider nominees recommended by shareholders. The names of any such nominees should be forwarded to the Corporate Secretary, Green Mountain Power Corporation, 25 Green Mountain Drive, P.O. Box 850, South Burlington, Vermont 05402, who will submit them to the Nominating Committee for its consideration.

   The Compensation Committee is charged with the responsibility of reviewing and making recommendations to the Board of Directors regarding the annual salaries of Officers and incentive awards of Officers and key management personnel of the Company, recommending to the Board of Directors any needed revisions to the compensation of Officers and of otherwise assisting the Board of Directors in discharging its responsibilities in connection with the compensation of Officers. The present members of the Compensation Committee are Merrill O. Burns, Chairman, Robert E. Boardman, William H. Bruett, Lorraine E. Chickering, Richard I. Fricke, Euclid A. Irving and Thomas P. Salmon. The Compensation Committee met five times during 1995; two of such meetings were held by conference telephone.

   The Special Issues Committee addresses unusual, extraordinary or miscellaneous issues that confront the Company from time to time. The present members of the Special Issues Committee are John V. Cleary, Chairman, Nordahl L. Brue, Douglas G. Hyde, Euclid A. Irving and Thomas P. Salmon. The Special Issues Committee met three times during 1995.

   The Subsidiaries Oversight Committee oversees the non-utility operations of the Company. The present members of the Subsidiaries Oversight Committee are Martin L. Johnson, Chairman, and Euclid A. Irving. The Subsidiaries Oversight Committee met four times during 1995.

                            EXECUTIVE COMPENSATION

   The following Summary Compensation Table shows compensation earned by the Executive Officers named in the table (the "Named Executive Officers") for services rendered to the Company during fiscal years 1995, 1994 and 1993.

                          SUMMARY COMPENSATION TABLE

- --------------------------------------------------------------------------------------------------------------
                                         Annual Compensation(1)       Long-Term Compensation
                                    ------------------------------------------------------------
                                                                            Awards      Payouts
                                                                  ------------------------------
                                                                  Restricted
                                                                     Stock                           All Other
                                              Incentive    Other     Award(s)   Options   LTIP     compensation
Name and Principal Position  Year    Salary      (2)        (4)        (3)        SARS   payouts      (3)(5)
===========================  ====   ======== =========== ========= ============ =======  ========   ==========
 Douglas G. Hyde             1995   $215,754   $       --  $ 3,888           --   $0        $0         $5,545
  President and Chief        1994   $206,468   $56,930     $21,337   $56,929      $0        $0         $6,144
  Executive Officer          1993   $179,243   $     0     $       --$       --   $0        $0         $5,681

 A. Norman Terreri           1995   $161,344   $       --  $ 2,886   $       --   $0        $0         $5,630
  Executive Vice President
   and                       1994   $153,839   $42,240     $20,837   $42,238      $0        $0         $5,211
  Chief Operating Officer    1993   $144,023   $     0     $       --$       --   $0        $0         $5,207

 Edwin M. Norse              1995   $139,520   $       --  $ 1,185   $       --   $0        $0         $4,623
  Vice President and
   General                   1994   $120,247   $31,672     $20,837   $15,836      $0        $0         $4,192
  Manager, Energy Resources
   and Sales                 1993   $110,373   $     0     $       --$       --   $0        $0         $3,679

 Christopher L. Dutton       1995   $125,703           --  $ 1,098   $       --   $0        $0         $4,284
  Vice President, Finance
   and                       1994   $112,102   $29,326     $20,837   $14,664      $0        $0         $3,543
  Administration, Chief
   Financial Officer and
   Treasurer                 1993   $103,268   $     0     $       --$       --   $0        $0         $3,351

 Stephen C. Terry            1995   $123,476   $       --  $ 1,023   $       --   $0        $0         $4,154
  Vice President and
   General                   1994   $103,717   $27,324     $21,337   $13,663      $0        $0         $3,731
  Manager, Retail Energy
   Services                  1993   $ 94,814   $     0     $       --$       --   $0        $0         $3,040
- --------------------------------------------------------------------------------------------------------------
- ------------

(1) Amounts shown include salary and incentive earned by the Named Executive Officers on the basis of the Company's operating results in 1993 and 1994, as well as amounts earned but deferred at the election of those officers. The amount of the incentive to be awarded for 1995 has not yet been determined.

(2) Certain of the Company's officers, including the Named Executive Officers, were designated to participate in the Company's Management Incentive Plan, adopted in December 1985 and amended in December 1990. Annual awards could have amounted to a maximum of 10% to 30% of a participant's salary depending on such participant's position and certain corporate performance standards. Distributions to participants could have been made in three annual installments, depending on the amount of the award. The Management Incentive Plan, as it applied to officers, was superseded in 1994 by the Compensation Program for Officers and Certain Key Management Personnel (the "Compensation Program"). Payments made in the last three years under the Management Incentive Plan, based on the Company's and the participants' performance in those years are set forth in the Incentive column of this Summary Compensation Table.

(3) The restricted share awards for 1994 were made in accordance with the Company's Compensation Program. No restricted share awards have yet been made for 1995. See Compensation Committee Report. Regular quarterly dividends are paid on the shares and reported as part of other compensation. At December 31, 1995, the aggregate value of all restricted stock holdings, based on the market value of the shares at December 31, 1995, without giving effect to the diminution of value attributed to the restrictions on such stock, of Messrs. Hyde, Terreri, Norse, Dutton, and Terry, respectively, were $61,355, $45,538, $17,066, $15,818, and $14,735.

(4) The 1995 amounts shown in this column represent dividends paid on restricted shares awarded under the Compensation Program. The 1994 amounts shown in this column represent a one-time payment to each of the Named Executive Offiicers for purchase of their Company assigned vehicle in conjunction with the elimination of Company provided vehicles.

                                7

(5) The total amounts shown in this column for the last fiscal year consist of the following:
      (i) Benefits attributable to Company-owned life insurance policy: Mr. Hyde $1,045, Mr. Terreri $1,839, Mr. Norse $437, Mr. Dutton $513, and Mr. Terry $450.
      (ii) Company matching contributions to the Employee Savings and Investment Plan: Mr. Hyde $4,500, Mr. Terreri $3,791, Mr. Norse $4,186, Mr. Dutton $3,771, and Mr. Terry $3,704.

Variable Compensation Plan Awards for 1995 Performance

   As of April 1996, the Compensation Committee of the Board of Directors has not determined the amounts of any incentive awards to be paid to the Named Executive Officers under the Compensation Program on the basis of 1995 operating results for 1995. See Compensation Committee Report.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors (the "Board") is responsible for administering executive compensation plans as authorized by the Board and recommending executive compensation plans and compensation levels for the officers of the Company, including the Chief Executive Officer, to the Board for approval. The Compensation Committee is also responsible for reviewing and making recommendations to the Board regarding incentive awards pursuant to the Compensation Program for executives and certain key management personnel. The Compensation Committee considers all executive compensation issues and makes recommendations on such issues to the full Board for approval. Set forth below is the report of the Compensation Committee describing the Company's Compensation Program and the basis upon which the 1995 compensation determinations were made.

Compensation Philosophy

   It is the philosophy of the Company that executive compensation should be competitive in the marketplace, aligned with corporate performance, and promote the strategic objectives of the Company. Specifically, base compensation for executives should compare favorably with organizations competing for similar talent; should provide an opportunity for officers and other key management personnel to share in the success of the Company by aligning a portion of compensation (variable compensation) to corporate performance results; should encourage a longer-term view by paying part of an earned variable compensation award in common stock that is subject to five-year restriction and forfeiture provisions; and should foster and reinforce teamwork among officers and other key management personnel. The Company's Compensation Program for Officers and Certain Key Management Personnel is designed to meet these objectives. It comprises two components, base salary and incentive compensation, which are described below.

Base Salary

   Base salaries under the Compensation Program are intended to provide a competitive rate of fixed compensation. Base salary levels are assessed by compiling and analyzing salary information from various survey sources on an annual basis. Survey sources include the Mercer Finance Accounting & Legal Compensation Survey, the Wyatt Top Management Report, and the Edison Electric Executive Compensation Survey. The companies utilized from such surveys are of a similar size or have other operating characteristics similar to the Company. The Compensation Committee believes these companies are representative of the Company's main competition for executive talent. Consequently, the compensation survey groups include companies that are different from the companies in the Duff & Phelps Electric Utility Index and the S&P 500 Composite Index used for the Performance Graphs.

   Base salaries are intended to be managed within a plus or minus 10% range around the market average of base salaries for similar positions, as determined from the survey analysis. The market average and the range may or may not change from year to year depending on movement in the market and, therefore, base salaries may not be increased annually. Actual base compensation within the market range depends on internal equity, overall scope of responsibilities of the position, recruitment needs, and significant individual performance variations.

   The market ranges have been incorporated into three organization bands (in lieu of job grades). These bands may be modified from time to time by direction of the Board or the Chief Executive Officer. These bands reflect functional similarities of the positions and their impact on the organization. Additionally, these bands signify varying levels of participation in the variable compensation component. The band assignments are determined on the basis of survey data and the functions of the position. Band A includes the President and Chief Executive Officer and the Executive Vice President and Chief Operating Officer; Band B includes the Vice Presidents and General Counsel; Band C includes all other Executive Officers and key management personnel.

Variable Compensation

   Each Executive Officer is eligible to earn additional compensation under the Compensation Program when the Company's performance meets or exceeds various performance objectives. The purpose of the variable compensation component is to tie compensation directly to the achievements of key corporate-wide objectives. Awards earned are paid in cash, stock grants and restricted stock grants as deemed appropriate by the Compensation Committee. Each organization band has a different variable compensation opportunity with threshold, target and maximum percentage requirements, as set forth below.

                                 Award Table

             VARIABLE COMPENSATION
                 OPPORTUNITIES
             AS A % OF BASE SALARY

BAND      THRESHOLD    TARGET    MAXIMUM
- ----      ----------   ------    -------
A ....       25%        50%        75%
B.....     17.5%        35%      52.5%
C.....     12.5%        25%      37.5%

   Corporate performance measures have been established for purposes of generating the variable compensation award. The measures used to determine variable compensation are: Return on Equity; Total Shareholder Return; Rates; Customer Satisfaction; and Reliability. These measures are expected to remain substantially the same from year-to-year. They may change, however, as the Company revisits its strategic and operational plans. Performance objectives associated with these measures are established for each fiscal year by the Compensation Committee and reviewed by the Board.

   After the close of each year, the Compensation Committee, with input from the Chief Executive Officer, determines the degree to which these performance objectives were accomplished to ascertain if variable compensation awards are to be paid. If the threshold level of performance is not met, an award will not be paid with respect to that specific performance measure. No variable awards will be paid unless earnings, after subtracting the variable awards, are greater than dividends paid in the year for which variable compensation is to be awarded. Individual performance may be taken into consideration in determining the final award.

   An award earned for Band A individuals is paid as follows: one-fourth in cash, one-fourth in stock grants and one-half in restricted stock grants. For Band B and C individuals, the award is paid one-third in cash, one-third in stock grants and one-third in restricted stock grants.

1995 Compensation Action

   In late 1994, the Company made organizational changes that affected the responsibilities of several of the Executive Officers of the Company. Consistent with the program described above, the Chief Executive Officer made recommendations regarding salary adjustments for these Executive Officers based on market data for comparable positions compiled by an independent compensation consultant. The recommended adjustments were approved by the Compensation Committee and subsequently the Board of Directors effective January 1, 1995.

   In May 1995, the Company's Chief Executive Officer reviewed with the Compensation Committee and the Board of Directors competitive market data for each Executive Officer position, except that of the Chief Executive Officer, together with each Executive Officer's individual performance for 1994 and objectives for 1995. The Company's performance for 1994 and performance targets for 1995 were also reviewed. Based on the foregoing, the Chief Executive Officer recommended to the Compensation Committee that no base salary adjustments for Executive Officers be made in May 1995. Based on the Company's 1994 performance, the Chief Executive Officer also recommended to the Committee that variable compensation awards be paid to the Executive Officers. The Compensation Committee and, subsequently, the Board accepted the foregoing recommendations and the variable compensation awards are reflected in the Summary Compensation Table.

   The Company has reviewed its  compensation  policies and programs in light of
Section 162(m) of the Internal Revenue Code and has determined that Section 162(m) will have no impact on its executive compensation program in 1995 because no Executive Officer will receive compensation for such year in excess of the $1 million threshold.

Chief Executive Officer Compensation

   The Compensation Committee reviewed the salary of the Chief Executive Officer and compared it to salaries paid to chief executives of utility companies and of other companies of similar size. The survey analysis and performance measurements described above were used to determine the base salary and the variable compensation for the Chief Executive Officer. In May 1995, the Compensation Committee presented its report and recommendations to the Board of Directors for approval. The Board accepted the Compensation Committee's recommendations not to increase the base salary of the Chief Executive Officer in May 1995, consistent with the action taken on all other officers base compensation, but to approve a variable compensation award based on 1994 performance. That award is reflected in the Summary Compensation Table.

   Variable compensation awards based on the year ended 1995 have not been determined at this time.

Conclusion

   The Compensation Committee believes the Company's executive compensation program appropriately aligns executive compensation to individual and corporate performance and shareholder value, is competitive with the market and is sensitive to the concerns of customers, shareholders, and other constituencies.

                            Compensation Committee
                    --------------------------------------

               Robert E. Boardman               Richard I. Fricke
               William H. Bruett                Euclid A. Irving
               Merrill O. Burns, Chairman       Thomas P. Salmon
               Lorraine E. Chickering

                              PERFOMANCE GRAPHS

   The following graphs compare the total return on investment (change in stock price plus reinvested dividends) performance of the Company with that of the Duff & Phelps Electric Utility Index as calculated by Duff & Phelps and the S&P 500 Composite Index calculated by Standard & Poor's Corporation. The Duff & Phelps Electric Utility Index is comprised of 87 electric utility companies. Company performance as compared to this index is used to determine a portion of awards under the Company's Compensation Program for Officers and key management personnel. The comparison of total return on investment for each of the periods assumes $100 was invested on December 31, 1990 (for the five-year graph) or December 31, 1985 (for the 10-year graph) in each of: the Company; the Duff & Phelps Electrics; and the S&P 500 Composite Index. The performances of the compared investments on a total return basis are quite sensitive to the market price prevailing on the date when the periods that are depicted on the graphs begin.
                        Five-Year Comparison Of Return
                 Assuming Quarterly Reinvestment of Dividends

                                   [Graph]

                    1990      1991      1992      1993      1994      1995
                 --------- --------- --------- --------- --------- ---------

GMP............  $100.00   $144.60   $171.28   $170.49   $166.01   $179.07
D&P Electrics .  $100.00   $128.78   $140.25   $153.31   $137.05   $175.38
S&P 500........  $100.00   $130.34   $140.27   $154.35   $156.44   $215.01

                        Ten-Year Comparison Of Return
                 Assuming Quarterly Reinvestment of Dividends

                                   [Graph]

                   1985      1986     1987     1988     1989     1990     1991     1992     1993     1994     1995
                --------- --------- -------- -------- -------- -------- -------- -------- -------- -------- --------
GMP...........  $100.00   $143.86   150.53   142.30   175.97   163.81   236.87   280.58   279.29   271.95   293.34
D&P
Electrics.....  $100.00    131.75   119.66   141.53   178.83   177.32   228.35   248.68   271.84   243.01   310.99
S&P 500.......  $100.00    118.62   124.76   145.34   191.25   185.30   241.51   259.92   286.00   289.88   398.41


                           PENSION PLAN INFORMATION

   The following table shows annual pension benefits payable pursuant to the Company's Retirement Plan to all covered employees, including Executive Officers, upon retirement at age 65, in various compensation and years-of-service classifications, assuming the election of a retirement allowance payable as a life annuity. The retirement benefits in connection with the separate life insurance plan referred to below are in addition to those described in the following table.

                              PENSION PLAN TABLE


  Annual Average Base                  Estimated Annual
   Compensation in 3                  Retirement Benefits
  Consecutive Highest              at Normal Retirement Age
Paid Years out of Last                    of 65 Years
  10 Years Preceding              Credited Years of Service*
       Retirement               -----------------------------
      -----------
                           15       20       25       30     35 & Over
                           --       --       --       --     ---------


$75,000................  16,065   21,420   26,775   32,l30   37,485
$100,000...............  22,065   29,420   36,775   44,l30   51,485
$125,000...............  28,065   37,420   46,775   56,l30   65,485
$150,000**.............  34,065   45,420   56,775   68,130   79,485

- -----------


*Credited years of service (including service credited with other companies), as of December 31, 1995, for each of the following Executive Officers were as follows: D. G. Hyde 17.9 years; A. N. Terreri 33.5 years; E. M. Norse 25.6 years; C. L. Dutton 10.8 years; and S. C. Terry 9.8 years.

**Compensation cap for 1993 is $235,840; and for 1994 and 1995 is $150,000.

   All employees, including Executive Officers of the Company, are covered by the Company's Retirement Plan if they have been employed for more than a year. This Plan is a defined benefit plan providing for normal retirement at age 65. Early retirement may be taken commencing with the first of any month following the attainment of age 55, provided at least ten years of continuous service have been completed. For employees with at least 10 years of continuous service, the accrued benefits are reduced as follows if retirement occurs prior to age 62:

                 Age at Retirement       Reduction of Benefits
                --------------------  --------------------------

                         61                     5%
                         60                     10%
                         59                     15%
                         58                     20%
                         57                     25%
                         56                     32%
                         55                     37%

For employees with at least five but less than 10 years of continuous service who commence benefits before age 65, benefits are actuarially reduced. The Company has amended the Plan to allow the full accrued benefit to be payable after age 60 with 10 years of credited service, while maintaining the 37% reduction at age 55, effective for members of the collective barganing unit. Retirement benefits are not subject to any deductions for Social Security or other offset amounts.

   Retirement benefits are based on final average base compensation and length of service. Final average compensation is the average of the compensation
(limited to base salary for Executive Officers, which is shown in the Salary column of the Summary Compensation Table for the Named Executive Officers, and straight-time payroll wages for other employees) for the three highest consecutive years out of the final 10 years of employment. Effective January 1, 1989, the normal retirement benefit is equal to 1.1% of the final average compensation up to covered compensation plus 1.6% of final average compensation over covered compensation multiplied by each year of credited service up to 35 years.

   Executive Officers and key management personnel of the Company, including the Named Executive Officers, participate in a separate life insurance plan. Under this separate plan, the Company has purchased life insurance on the lives of the Executive Officers and key management personnel to provide life insurance benefits to them in an amount equal to four times salary for the most senior Executive Officer (President and Chief Executive Officer), three times salary for the next most senior Executive Officers (Executive Vice President and Chief Operating Officer, and Vice Presidents) and two times salary for the third most senior Executive Officers and key management personnel (General Counsel, Assistant Vice Presidents, Assistant General Counsel, Assistant Treasurer, Controller and General Manager, Administrative Service). The plan also provides retirement and survivor's benefits for a period of fifteen years following retirement as a supplement to the Company's Retirement Plan in an amount equal to 44% of final salary for the most senior Executive Officer, 33% of final salary for the next most senior Executive Officers and 22% of final salary for the third most senior Executive Officers and key management personnel. Retirement benefits will be paid out of the Company's general assets. The life insurance benefits are designed so that the Company does not expect to incur any significant net expense in implementing this part of the plan. The retirement benefits are partially covered by the life insurance coverage obtained by the Company. These costs cannot be properly allocated or determined for any one plan participant because of the overall plan assumptions. The Company is recording the estimated cost of this plan on a current basis and will record as income life insurance benefits when they occur.

   The Company has adopted a Deferred Compensation Plan pursuant to which Executive Officers and key management personnel may elect to defer a portion of their salaries. Amounts deferred are credited to a separate account for each participant. The balance in a participant's account will be paid to him or her or his or her beneficiary according to their election form.

   The Company has entered into severance contracts with 17 of its Executive Officers and key management personnel, including the Named Executive Officers, under which the Company has certain obligations to each affected Executive Officer if there is a change in control of the Company (as defined below), and if the Executive Officer's employment is involuntarily terminated without cause or is voluntarily terminated by the Executive Officer with good reason (as defined below) within two years after such change in control. The severance contracts provide for payments of 2.99 times the base salaries of the affected Executive Officers, for continuation of health, medical and other insurance programs for such Executive Officers for twenty-four months after the termination of employment of such Executive Officers following a "change in control" of the Company and for payment of an amount equal to the actuarial value of up to twenty-four additional months of credited service under the Company's Retirement Plan after such termination. A "change in control of the Company" will be deemed to have occurred under the severance contracts when a person secures the beneficial ownership of 25% or more of the voting power of the Company's then outstanding securities, when there has been a new majority of members serving on the Board of Directors for two consecutive years or when the Company's shareholders approve a merger or consolidation of the Company with another corporation where the outstanding voting securities of the Company do not continue to represent at least 80% of the combined voting power of the Company or the surviving entity. Under the severance contracts, the Board of Directors has limited discretion to determine whether a change of control of the Company has, in fact, taken place. An Executive Officer may terminate his or her employment "with good reason" following a change in control if the Executive Officer is assigned duties inconsistent with his or her responsibilities before the change in control occurred, if the Company's headquarters are relocated more than 50 miles from the present location, if the Executive Officer is required to relocate more than 50 miles from his or her present location, if the Executive Officer's compensation or benefits are reduced or adversely affected (other than as part of an overall adjustment of executive compensation or benefits) or if the Company does not obtain an agreement from its successor to perform under the severance contracts.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of  Directors  on December  11, 1995  appointed  the firm of Arthur
Andersen LLP to serve as independent certified public accountants for the calendar year 1996. The appointment was made upon the recommendation of the Audit Committee. Arthur Andersen LLP has served the Company in this capacity continuously since 1988. Representatives of the firm are expected to attend the Annual Meeting to make statements if they desire and to respond to appropriate questions.

                          1997 SHAREHOLDER PROPOSALS

   A shareholder proposal must be received by the Secretary of the Company no later than December 13, 1996, to be included in the proxy materials for the Company's next Annual Meeting.

                           DISCRETIONARY AUTHORITY

   While the Notice of Annual Meeting of Shareholders refers to such other matters as may properly come before the Meeting, the only matters which the Management intends to present or knows will be presented at the Meeting are those matters set forth in the Notice of the Meeting. However, the enclosed proxy gives discretionary authority to the persons named therein to act in accordance with their best judgment in the event any additional matters should be presented at the Meeting.

                                      By Order of the Board of Directors
                                                DONNA S. LAFFAN
                                                    Secretary


South Burlington, Vermont
April 15, 1996

                                                             Please mark  [ x ]
                                                             your choices
                                                             like this

This proxy will be voted as directed, or in the absence of specific directions, FOR Item 1.

Item 1 -- Election of the following nominees as Directors: Class I: William H. Bruett, Richard I. Fricke, Martin L. Johnson, Thomas P. Salmon, to serve until
the 1999 Annual Meeting.                                              WITHHELD
                                                            FOR        FOR ALL
                                                            [  ]         [  ]

Withheld for the following nominee(s) only; print name(s)

- ---------------------------------------------------------


Item 2. -- To vote on such other matters as may properly come before the meeting and any and all adjournments thereof.

Signature(s)_____________________________________________ Date__________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                        GREEN MOUNTAIN POWER CORPORATION
                            25 Green Mountain Drive
                           South Burlington, Vermont

    The undersigned hereby appoints Douglas G. Hyde, A. Norman Terreri and Donna
S. Laffan as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Green Mountain Power Corporation held of record by the undersigned on March 28, 1996, at the Annual Meeting of Shareholders to be held on May 16, 1996, or any adjournment thereof.


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                          (Please date and sign on reverse side)

                      CONFIDENTIAL VOTING INSTRUCTIONS TO
                             CHITTENDEN CORPORATION
             AS TRUSTEE UNDER THE GREEN MOUNTAIN POWER CORPORATION
                                   ESIP PLAN

        The Trustee will vote as directed or, in the absence of specific directions, FOR Item 1.
        I hereby direct that voting rights pertaining to shares of stock of Green Mountain Power Corporation held by the Trustee and allocated to my account shall be exercised at the Annual Meeting of Shareholders of Green Mountain Power Corporation, to be held on May 16, 1996, and all adjournments thereof:



Item 1 - Election of the following nominees as Directors: Class I: William H. Bruett, Richard I. Fricke, Martin L. Johnson, Thomas P. Salmon, to serve until the 1999 Annual Meeting.
Withheld for the  following  nominee(s)  only;  print name(s)
                                                                 WITHHELD
                                                       FOR        FOR ALL
                                                       [ ]          [ ]

________________________________________________________

Item 2 - To vote on such other matters as may properly come before the Meeting and any and all adjournments thereof.


                                   _____________________________________________
                                                       Date



                                   _____________________________________________
                                             Signature of Participant

You are invited to join us on May 16, 1996 for Green Mountain Power Corporation's Annual Meeting of Shareholders. Each shareholder is welcome to bring a guest. Please complete and return this card ONLY IF YOU PLAN TO ATTEND. The return of this card is not required for attendance at the meeting, but will assist us in making appropriate arrangements for you and your guest.

                                                      (please check box)
                                                  Meeting             Lunch

- ----------------------------------------           [ ]                 [ ]
Your Name (Please Print)

- ----------------------------------------           [ ]                 [ ]
Spouse (Please Print)

- ----------------------------------------           [ ]                 [ ]
Guest (Please Print)

- ----------------------------------------           [ ]                 [ ]
Guest (Please Print)


                    PLEASE RETURN BY MAY 3, 1996. Thank you.

                                                                   NO POSTAGE
                                                                   NECESSARY
                                                                   IF MAILED
                                                                     IN THE
                                                                  UNITED STATES

                          BUSINESS REPLY MAIL
                          FIRST CLASS MAIL   PERMIT NO. 286   SO. BURLINGTON, VT
                          Postage will be paid by addressee

               PENNY J. COLLINS
               GREEN MOUNTAIN POWER CORPORATION
               P. O. BOX 850
               BURLINGTON VT 05402-9917